Exhibit 10.3
TERMINATION AGREEMENT
(AIRCRAFT LEASE AGREEMENT)
THIS TERMINATION AGREEMENT (the “Termination Agreement”) is made and entered into effective as of the 2nd day of October, 2007, between, Capitaline Advisors, LLC a South Dakota limited liability company, with its principal office in Brookings, South Dakota (“Lessor”); and US BioEnergy Corporation, a South Dakota corporation, with its principal office in Inver Grove Heights, Minnesota, (“Lessee”).
     A. Lessor and Lessee are parties to that certain Aircraft Lease Agreement, dated January 1, 2007 (the “Aircraft Lease Agreement”), pursuant to which Lessor leased to Lessee on an hourly basis that certain Cessna T182T Skylane, Manufacturer’s Serial Number T18208421, Federal Aviation Administration (“FAA”) Registration Mark N1485C, and the appliances, communications equipment, accessories, instruments and other items of equipment installed thereon (the “Aircraft’) to Lessee, and Lessee leased the Aircraft from Lessor on such hourly basis; and
     B. The parties have mutually agreed to terminate the Aircraft Lease Agreement in accordance with the terms and conditions set forth below.
     For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. The Aircraft Lease Agreement is terminated effective September 20, 2007 (the “Termination Date”), and all obligations of Lessor to Lessee and all rights and obligations of Lessee as to the Aircraft pursuant to the Aircraft Lease Agreement shall immediately cease and terminate; provided that the following provisions of the Aircraft Lease Agreement shall survive the Termination Date: (a) Paragraph 4.a., with respect to Lessee’s obligation to remove any liens place on the Aircraft as a result of Lessee’s actions or inactions under the Aircraft Lease Agreement; (b) Paragraph 5, with respect to any actions or inactions of Lessee in connection with the registration of the Aircraft; (c) Paragraph 6, with respect to the obligations of either party to be responsible for or reimburse the other party for costs or expenses in connection with maintenance, repairs and inspections of the Aircraft., and the rights and obligations of the parties with respect to the Aircraft Documents; and (d) Paragraphs 8.b. and 8.c..
     2. Lessee shall remain liable to the Lessor for any arrears in Rent or other amounts due under the Aircraft Lease Agreement with respect to events or circumstances arising under the Aircraft Lease Agreement or in connection with Lessee’s lease and use of the Aircraft, in each case prior to the Termination Date.
     In Witness Whereof, the parties have executed this Termination Agreement as of the date first set forth above.

Lessor: Capitaline Advisors, LLC		Lessee US BioEnergy Corporation

By:	/s/ Steven P. Myers	By:	By: /s/ Gregory S. Schlicht
	Title: President		Title: Vice President, General Counsel
and Corporate Secretary